Exhibit 99.2

Contact

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

ENDURANCE SPECIALTY HOLDINGS LTD. APPOINTS MAX WILLIAMSON TO ITS BOARD OF DIRECTORS

PEMBROKE, Bermuda – February 16, 2006 – Endurance Specialty Holdings Ltd., (NYSE:ENH) a Bermuda-based provider of property and casualty insurance and reinsurance, today announced the appointment of Max Williamson to its Board of Directors.

Mr. Williamson’s career in the insurance industry began in 1962. Most recently, Mr. Williamson served as Chairman of the Board of Scottsdale Insurance Company, the fifth largest excess and surplus lines company in the United States, until his retirement in December of 2005. He served as President of Scottsdale Insurance Company from 1995 to 2005. He began his career with Travelers Insurance Company, where he served as Commercial Property & Casualty District Manager in various locations.

Mr. Williamson, a Chartered Property Casualty Underwriter, is a graduate of Bowling Green State University and he served as President of the Board of Trustees Alumni Organization. He has also served on the boards of the Griffith Foundation for Insurance Education, the National Association of Professional Surplus Lines Offices (NAPSLO), the Derek Hughes NAPSLO Educational Foundation, the Scottsdale Cultural Arts Council and Valley of the Sun United Way. He currently serves on the Board of the Insurance Education Foundation and on the Foundation Board of Bowling Green State University.

Kenneth J. LeStrange, Chairman and Chief Executive Officer of Endurance Specialty Holdings, commented, “I have had the pleasure of working with Max over the years and I am delighted to welcome him to our Board of Directors. His breadth and depth of experience as a seasoned insurance professional, as well as his talent and insight, will be of great value to our Board.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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